Exhibit 99.1

Heritage Commerce Corp Reports Strong Third Quarter 2016 Earnings of $6.8 Million

San Jose, CA — October 27, 2016 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income increased 96% to $6.8 million, or $0.18 per average diluted common share, for the third quarter of 2016, compared to $3.5 million, or $0.10 per average diluted common share for the third quarter of 2015, and decreased 7% from $7.3 million, or $0.19 per average diluted common share for the second quarter of 2016.  The second quarter of 2016 included a $1.0 million pre-tax gain from company-owned life insurance.

For the nine months ended September 30, 2016, net income was a record $20.2 million, or $0.53 per average diluted common share, an increase of 67% from $12.1 million, or $0.36 per average diluted common share, for the nine months ended September 30, 2015. All results are unaudited and the 2015 balances include the costs from the acquisition of Focus Business Bank (“Focus”) which was completed on August 20, 2015 (the “acquisition date”).

“We achieved record year-to-date earnings, along with strong third quarter 2016 earnings of $6.8 million,” said Walter Kaczmarek, President and Chief Executive Officer.  “Deposits grew by $256.6 million, or 13% year-over-year, and the increased liquidity was invested in lower yielding funds at the Federal Reserve Bank.  Asset quality was sound with nonperforming assets to total assets at 0.19%.”

“The strength of our Company continues to be driven by the commitment of our employees.  Their hard work and dedication allow us to continue serving our clients and invest in the future of our franchise,” continued Mr. Kaczmarek.  “As demonstrated by our financial results, we are building a significant and well-diversified community business bank in Northern California.”

Third Quarter 2016 Highlights (as of, or for the period ended September 30, 2016, except as noted):

•                  Diluted earnings per share totaled $0.18 for the third quarter of 2016, compared to $0.10 for the third quarter of 2015, and $0.19 for the second quarter of 2016.  Diluted earnings per share totaled $0.53 for the first nine months of 2016, compared to $0.36 per diluted share for the first nine months of 2015.

•                  The return on average tangible assets was 1.13%, and the return on average tangible equity was 13.06%, for the third quarter of 2016, compared to 0.71% and 7.46%, respectively, for the third quarter of 2015, and 1.28% and 14.68%, respectively, for the second quarter of 2016.   The return on average tangible assets was 1.16%, and the return on average tangible equity was 13.45%, for the first nine months of 2016, compared to 0.93% and 9.22%, respectively, for the first nine months of 2015.

•                  The second quarter of 2016 included a $1.0 million pre-tax gain from company-owned life insurance.  The 2015 balances included pre-tax acquisition, severance and retention costs incurred by the Company related to the Focus transaction totaling $2.9 million for the third quarter of 2015, and $3.4 million for the first nine months of 2015.

•                  Net interest income increased 17% to $23.0 million for the third quarter of 2016, compared to $19.7 million for the third quarter of 2015, and increased 1% from $22.7 million for the second quarter of 2016.  For the first nine months of 2016, net interest income increased 26% to $68.1 million, compared to $54.2 million for the first nine months of 2015.

•                  For the third quarter of 2016, the fully tax equivalent (“FTE”) net interest margin contracted 29 basis points to 4.10% from 4.39% for the third  quarter of 2015, primarily due to lower yields on loans and securities.   The net interest margin contracted 17 basis points for the third quarter of 2016, from 4.27% for the second quarter of 2016, primarily due to higher average balances of lower yielding funds at the Federal Reserve Bank, and a lower yield on securities.  For the first nine months of 2016, the net interest margin declined 35 basis points to 4.19%, compared to 4.54% for the first nine months of 2015, primarily due to higher average balances of lower yielding funds at the Federal Reserve Bank, and lower yields on loans and securities, which was partially offset by an increase in the accretion of the loan purchase discount income from the Focus transaction.

•                  The accretion of the loan purchase discount in loan interest income from the Focus transaction was $299,000 for the third quarter of 2016, compared to $262,000 for the third quarter of 2015, and $276,000 for the second quarter of 2016.    The accretion of the loan purchase discount in loan interest income from the Focus transaction was $1.1 million for the first nine months of 2016, compared to $262,000 for the first nine months of 2015.   The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million at the acquisition date, of which $2.5 million has been accreted to loan interest income from the acquisition date through September 30, 2016.

•                  Loans (excluding loans-held-for-sale) increased $117.8 million, or 9%, to $1.45 billion at September 30, 2016, compared to $1.33 billion at September 30, 2015, which included an increase of $68.5 million, or 5% in the Company’s legacy portfolio, and $49.3 million of purchased residential mortgage loans at September 30, 2016.  Loans decreased $13.9 million, or 1%, at September 30, 2016, compared to $1.46 billion at June 30, 2016, primarily due to a net $15.3 million decrease in land and construction loans as a result of the pay-off of $29.7 million in loans from the sale of projects at completion, and a net $7.5 million decrease in commercial real estate loans from $13.9 million in pay-offs, partially offset by an increase of $16.4 million in purchased residential mortgage loans.

•                  Nonperforming assets (“NPAs”) were $4.8 million, or 0.19% of total assets, at September 30, 2016, compared to $5.9 million, or 0.26% of total assets, at September 30, 2015, and $4.7 million, or 0.20% of total assets, at June 30, 2016.

•                  Classified assets were $18.7 million, or 0.74% of total assets, at September 30, 2016, compared to $18.0 million, or 0.79% of total assets, at September 30, 2015, and $22.8 million, or 0.96% of total assets, at June 30, 2016.

•                  Net charge-offs totaled $134,000 for the third quarter of 2016, compared to net recoveries of $281,000 for the third quarter of 2015, and net recoveries of $112,000 for the second quarter of 2016.

•                  There was a $245,000 provision for loan losses for the third quarter of 2016, compared to a $301,000 credit provision for loan losses for the third quarter of 2015, and a $351,000 provision for loan losses for the second quarter of 2016.  There was a $997,000 provision for loan losses for the nine months ended September 30, 2016, compared to a $339,000 credit provision for loan losses for the nine months ended September 30, 2015.

•                  The allowance for loan losses (“ALLL”) was 1.38% of total loans at September 30, 2016, compared to 1.41% at September 30, 2015, and 1.36% at June 30, 2016.  The ALLL to total nonperforming loans was 445.55% at September 30, 2016, compared to 340.49% at September 30, 2015, and 456.90% at June 30, 2016.

•                  Total deposits increased $256.6 million, or 13%, to $2.22 billion at September 30, 2016, compared to $1.96 billion at September 30, 2015, and increased $144.9 million, or 7%, from $2.07 billion at June 30, 2016.  Deposits excluding all time deposits and CDARS deposits increased $291.2 million, or 17%, to $1.98 billion at September 30, 2016, from $1.69 billion at September 30, 2015, and increased $166.0 million, or 9%, from $1.81 billion at June 30, 2016.

•                  The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at September 30, 2016.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement(1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	12.7%	12.6%	10.0%	10.5%
Tier 1 Risk-Based	11.6%	11.4%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	11.6%	11.4%	6.5%	7.0%
Leverage	8.9%	8.7%	5.0%	4.0%

(1)Requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

Operating Results

Net interest income increased 17% to $23.0 million for the third quarter of 2016, compared to $19.7 million for the third quarter of 2015, and increased 1% from $22.7 million for the second quarter of 2016.   Net interest income increased 26% to $68.1 million for the nine months ended September 30, 2016, compared to $54.2 million for the nine months ended September 30, 2015.  Net interest income increased for the third quarter and first nine months of 2016, compared to the respective periods in 2015, primarily due to organic growth in the loan portfolio, the accretion of the loan purchase discount into interest income from the Focus transaction, and an increase in the average balance of investment securities.

For the third quarter of 2016, the net interest margin (FTE) contracted 29 basis points to 4.10% from 4.39% for the third quarter of 2015, primarily due to lower yields on loans and securities.   The net interest margin contracted 17 basis points for the third quarter of 2016, from 4.27% for the second quarter of 2016, primarily due to higher average balances of lower yielding funds at the Federal Reserve Bank, and a lower yield on securities. For the first nine months of 2016, the net interest margin decreased 35 basis points to 4.19%, compared to 4.54% for the first nine months of 2015, primarily due to higher average balances of lower yielding funds at the Federal Reserve Bank, and lower yields on loans and securities, which was partially offset by an increase in the accretion of the loan purchase discount from the Focus transaction.

There was a $245,000 provision for loan losses for the third quarter of 2016, compared to a $301,000 credit provision for loan losses for the third quarter of 2015, and a $351,000 provision for loan losses for the second quarter of 2016. There was a $997,000 provision for loan losses for the nine months ended September 30, 2016, compared to a $339,000 credit provision for loan losses for the nine months ended September 30, 2015.

Noninterest income increased to $2.3 million for the third quarter of 2016, compared to $2.1 million for the third quarter of 2015, and decreased from $3.7 million for the second quarter of 2016.  The decrease in noninterest income for the third quarter of 2016, compared to the second quarter of 2016, was primarily due to a $1.0 million gain from company owned life insurance and a $347,000 gain on sales of securities in the second quarter of 2016.  For the nine months ended September 30, 2016, noninterest income was $8.6 million, compared to $6.2 million at September 30, 2015.  The increase in noninterest income for the first nine months of 2016, compared to the first nine months of 2015, was primarily due to a $1.0 million gain on proceeds from company owned life insurance and higher gains on sales of securities.

The Company maintains life insurance policies for some directors and officers that are subject to split-dollar life insurance agreements, which continue after the participant’s employment termination or retirement.  During the second quarter of 2016, the Company received death benefit proceeds of $3.1 million from the life insurance policy of a former officer of a bank acquired by the Company.  The cash surrender value of the policy was $2.1 million, which resulted in a gain on proceeds from company owned life insurance of $1.0 million.

Total noninterest expense for the third quarter of 2016 was $14.3 million, compared to $16.4 million for the third quarter of 2015, and $14.4 million for the second quarter of 2016.   The decrease in noninterest expense in the third quarter of 2016, compared to the third quarter of 2015, was primarily due to pre-tax acquisition, severance and retention costs incurred by the Company related to the Focus transaction totaling $2.9 million for the third quarter of 2015.  Noninterest expense for the nine months ended September 30, 2016 increased to $43.4 million, compared to $41.3 million for the nine months ended September 30, 2015, primarily due to additional employees retained from Focus and an increase in amortization of the core deposit intangible assets as a result of the Focus acquisition, annual salary increases, newly hired employees and higher professional fees, partially offset by $3.4 million of pre-tax acquisition, severance and retention costs incurred by the Company for the first nine months of 2015.  Professional fees were significantly lower in the first nine months of 2015 due to recoveries of legal fees on problem loans that were paid off.  Full time equivalent employees were 264 at September 30, 2016, 272 at September 30, 2015, and 268 at June 30, 2016.

The efficiency ratio for the third quarter of 2016 was 56.37%, compared to 75.49% for the third quarter of 2015, and 54.47% for the second quarter of 2016.  The efficiency ratio for the nine months ended September 30, 2016 was 56.55%, compared to 68.47% for the nine months ended September 30, 2015.  The higher efficiency ratio in the third quarter of 2015 and nine months ended September 30, 2015 was primarily due to one-time Focus acquisition, severance and retention costs.  Excluding the one-time Focus acquisition, severance and retention costs, the efficiency ratio was 62.32% for the third quarter of 2015, and 62.76% for the nine months ended September 30, 2015.

Income tax expense for the third quarter of 2016 was $4.1 million, compared to $2.2 million for the third quarter of 2015, and $4.4 million for the second quarter of 2016. The effective tax rate for the third quarter of 2016 was 37.5%, compared to 38.6% for the third quarter of 2015, and 37.5% for the second quarter of 2016.  The effective tax rate for the third quarter of 2015 was higher primarily due to the impact of non-deductible merger related expenses.  Income tax expense for the nine months ended September 30, 2016 was $12.2 million, compared to $7.3 million for the nine months ended September 30, 2015. The effective tax rate for the nine months ended September 30, 2016 was 37.6%, compared to 37.7% for the nine months ended September 30, 2015.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets were $2.53 billion at September 30, 2016, compared to $2.26 billion at September 30, 2015, and $2.38 billion at June 30, 2016.

The investment securities available-for-sale portfolio totaled $370.0 million at September 30, 2016, compared to $257.4 million at September 30, 2015, and $390.4 million at June 30, 2016.  At September 30, 2016, the Company’s securities available-for-sale portfolio was comprised of $352.6 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $16.4 million of single entity issue trust preferred securities, and $1.0 million of corporate bonds. The pre-tax unrealized gain on securities available-for-sale at September 30, 2016 was $8.0 million, compared to a pre-tax unrealized gain on securities available-for-sale of $4.5 million at September 30, 2015, and a pre-tax unrealized gain on securities available-for-sale of $7.7 million at June 30, 2016.

At September 30, 2016, investment securities held-to-maturity totaled $202.4 million, compared to $111.0 million at September 30, 2015, and $210.2 million at June 30, 2016.  At September 30, 2016, the Company’s securities held-to-maturity portfolio, at amortized cost, was comprised of $90.8 million tax-exempt municipal bonds, and $111.6 million agency mortgage-backed securities.

Loans (excluding loans-held-for-sale) increased $117.8 million, or 9%, to $1.45 billion at September 30, 2016, compared to $1.33 billion at September 30, 2015, which included an increase of $68.5 million, or 5% in the Company’s legacy portfolio, and $49.3 million of purchased residential mortgage loans at September 30, 2016.  Loans decreased $13.9 million, or 1%, at September 30, 2016, compared to $1.46 billion at June 30, 2016, primarily due to a net $15.3 million decrease in land and construction loans as a result of the pay-off of $29.7 million in loans from the sale of projects at completion, and a net $7.5 million decrease in commercial real estate loans from $13.9 million in pay-offs, partially offset by an increase of $16.4 million in purchased residential mortgage loans.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 42% of the loan portfolio at September 30, 2016, which included $47.8 million of factored receivables at Bay View Funding. Commercial real estate loans accounted for 42% of the total loan portfolio, of which 43% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, land and construction loans accounted for 6% of total loans, and residential mortgage loans accounted for the remaining 3% of total loans at September 30, 2016.   C&I line usage was 41% at September 30, 2016, compared to 42% at June 30, 2016.

During the second and third quarters of 2016, the Company purchased jumbo single family residential mortgage loans totaling $51.6 million, all of which are domiciled in California.   The average loan principal amount is approximately $834,000, and the weighted average yield on the portfolio is 3.00%, net of servicing fees to the servicer.  Residential mortgages outstanding at September 30, 2016 totaled $49.3 million, compared to $32.9 million at June 30, 2016.

The yield on the loan portfolio was 5.60% for the third quarter of 2016, compared to 5.70% for the third quarter of 2015, and 5.60% for the second quarter of 2016. The yield on the loan portfolio was 5.61% for the nine months ended September 30, 2016, compared to 5.69% for the nine months ended September 30, 2015.  The decrease in the yield on the loan portfolio for the third quarter of 2016 and nine months ended September 30, 2016, compared to the respective periods in 2015, was primarily due to a decrease in the proportion of loans in the higher yielding Bay View Funding factored receivables portfolio relative to the addition of the Focus loans and growth in the Company’s legacy portfolio, partially offset by an increase in the accretion of the loan purchase discount into loan interest income from the Focus transaction.

At September 30, 2016, NPAs were $4.8 million, or 0.19% of total assets, compared to $5.9 million, or 0.26% of total assets, at September 30, 2015, and $4.7 million, or 0.20% of total assets, at June 30, 2016.  At September 30, 2016, the NPAs included no loans guaranteed by the SBA.  Foreclosed assets were $292,000 at September 30, 2016, compared to $393,000 at September 30, 2015, and $313,000 at June 30, 2016.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	September 30, 2016		June 30, 2016		September 30, 2015
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial and industrial loans	$3,570	75%	$504	11%	$947	16%
Commercial real estate loans	440	9%	2,849	61%	3,075	52%
Foreclosed assets	292	6%	313	7%	393	7%
Home equity and consumer loans	278	6%	760	16%	316	5%
Land and construction loans	201	4%	207	4%	492	8%
SBA loans	7	0%	40	1%	673	12%
Total nonperforming assets	$4,788	100%	$4,673	100%	$5,896	100%

Classified assets were $18.7 million at September 30, 2016, compared to $18.0 million at September 30, 2015, and $22.8 million at June 30, 2016.  Classified assets include Small Business Administration (“SBA”) guarantees of $10,000 at September 30, 2016, $0 at September 30, 2015, and $14,000 at June 30, 2016.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Nine Months Ended
ALLOWANCE FOR LOAN LOSSES	September 30,	June 30,	September 30,	September 30,	September 30,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
Balance at beginning of period	$19,921	$19,458	$18,757	$18,926	$18,379
Provision (credit) for loan losses during the period	245	351	(301)	997	(339)
Net recoveries (charge-offs) during the period	(134)	112	281	109	697
Balance at end of period	$20,032	$19,921	$18,737	$20,032	$18,737

Total loans	$1,450,176	$1,464,114	$1,132,405	$1,450,176	$1,332,405
Total nonperforming loans	$4,496	$4,360	$5,503	$4,496	$5,503

Allowance for loan losses to total loans	1.38%	1.36%	1.41%	1.38%	1.41%
Allowance for loan losses to total nonperforming loans	445.55%	456.90%	340.49%	445.55%	340.49%

The ALLL at September 30, 2016 was 1.38% of total loans, compared to 1.41% at September 30, 2015, and 1.36% at June 30, 2016.  The ALLL to total nonperforming loans was 445.55% at September 30, 2016, compared to 340.49% at September 30, 2015, and 456.90% at June 30, 2016.

Total deposits increased $256.6 million, or 13%, to $2.22 billion at September 30, 2016, compared to $1.96 billion at September 30, 2015, and increased $144.9 million, or 7%, at September 30, 2016, compared to $2.07 billion at June 30, 2016.  Deposits excluding all time deposits and CDARS deposits increased $291.2 million, or 17%, to $1.98 billion at September 30, 2016, from $1.69 billion at September 30, 2015, and increased $166.0 million, or 9%, from $1.81 billion at June 30, 2016.

The total cost of deposits remained the same at 0.15 % for the third quarter of 2016, the third quarter of 2015, and the second quarter of 2016.  The total cost of deposits was also at 0.15% for the nine months ended September 30, 2016 and September 30, 2015.

Tangible equity was $208.3 million at September 30, 2016, compared to $194.2 million at September 30, 2015, and $204.1 million at June 30, 2016.  Tangible book value per common share was $5.49 at September 30, 2016, compared to $5.44 at September 30, 2015, and $5.72 at June 30, 2016.  There was no Series C Preferred Stock outstanding at September 30, 2016, compared to 21,004 shares of Series C Preferred Stock outstanding at September 30, 2015 and June 30, 2016.  Pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted into common stock, was $5.15 at September 30, 2015, and $5.39 at June 30, 2016.

On September 12, 2016, the Company entered into Exchange Agreements with Castle Creek Capital Partners IV, LP, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively “Preferred Stockholders”) providing for the exchange of 21,004 shares of the Series C Preferred Stock, for 5,601,000 shares of the Company’s common stock. The exchange ratio was equal to the equivalent number of shares the Preferred Stockholders would have received upon conversion of the Series C Preferred Stock.

Accumulated other comprehensive loss was ($2.0) million at September 30, 2016, compared to ($2.0) million at September 30, 2015, and ($2.1) million at June 30, 2016. The unrealized gain on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was an unrealized gain of $4.7 million September 30, 2016, compared to $2.6 million at September 30, 2015, and $4.5 million at June 30, 2016.  The components of accumulated other comprehensive loss, net of taxes, at September 30, 2016 include the following: an unrealized gain on available-for-sale securities of $4.7 million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $342,000; a split dollar insurance contracts liability of ($3.6) million; a supplemental executive retirement plan liability of ($4.0) million; and an unrealized gain on interest-only strip from SBA loans of $639,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

These forward looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. The forward looking statements could be affected by many factors, including but not limited to: (1) local, regional, and national economic conditions and events and their impact on us and our customers; (2) changes in the financial performance or condition of the Company’s customers; (3) volatility in credit and equity markets and its effect on the global economy; (4) competition for loans and deposits and failure to attract or retain deposits and loans; (5) our ability to increase market share and control expenses; (6) our ability to develop and promote customer acceptance of new products and services in a timely manner; (7) risks associated with concentrations in real estate related loans; (8) other than temporary impairment charges to our securities portfolio; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (12) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (13) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (14) our ability to raise capital or incur debt on reasonable terms; (15) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (16) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (17) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (18) the ability to keep pace with, and implement on a timely basis, technological changes; (19) the impact of cyber security attacks or other disruptions to the Company’s information systems and any resulting compromise of data or disruptions in service; (20) changes in the competitive environment among financial or bank holding companies and other financial service providers; (21) the effect and uncertain impact on the Company of the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (22) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (23) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (25) the successful integration of the business, employees and operations of Focus Business Bank with the Company and our ability to achieve the projected synergies of this acquisition within the expected time frame; and (26) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Nine Months Ended:
CONSOLIDATED INCOME STATEMENTS	September 30,	June 30,	September 30,	June 30,	September 30,	September 30,	September 30,	Percent
(in $000’s, unaudited)	2016	2016	2015	2016	2015	2016	2015	Change
Interest income	$23,874	$23,504	$20,306	2%	18%	$70,440	$55,847	26%
Interest expense	826	760	623	9%	33%	2,344	1,664	41%
Net interest income before provision for loan losses	23,048	22,744	19,683	1%	17%	68,096	54,183	26%
Provision (credit) for loan losses	245	351	(301)	-30%	181%	997	(339)	394%
Net interest income after provision for loan losses	22,803	22,393	19,984	2%	14%	67,099	54,522	23%
Noninterest income:
Service charges and fees on deposit accounts	798	783	748	2%	7%	2,348	2,086	13%
Increase in cash surrender value of life insurance	428	440	429	-3%	0%	1,317	1,225	8%
Servicing income	364	371	214	-2%	70%	1,106	819	35%
Gain on sales of SBA loans	69	279	267	-75%	-74%	653	660	-1%
Gain on proceeds from company owned life insurance	—	1,019	—	-100%	N/A	1,019	—	N/A
Gain on sales of securities	—	347	—	-100%	N/A	527	—	N/A
Other	653	421	408	55%	60%	1,616	1,366	18%
Total noninterest income	2,312	3,660	2,066	-37%	12%	8,586	6,156	39%

Noninterest expense:
Salaries and employee benefits	8,363	8,742	10,358	-4%	-19%	26,052	26,112	0%
Occupancy and equipment	1,120	1,081	1,063	4%	5%	3,277	3,135	5%
Professional fees	1,086	708	612	53%	77%	2,619	946	177%
Other	3,727	3,850	4,386	-3%	-15%	11,414	11,119	3%
Total noninterest expense	14,296	14,381	16,419	-1%	-13%	43,362	41,312	5%
Income before income taxes	10,819	11,672	5,631	-7%	92%	32,323	19,366	67%
Income tax expense	4,054	4,377	2,172	-7%	87%	12,157	7,292	67%
Net income	6,765	7,295	3,459	-7%	96%	20,166	12,074	67%
Dividends on preferred stock	(504)	(504)	(448)	0%	13%	(1,512)	(1,344)	13%
Net income available to common shareholders	6,261	6,791	3,011	-8%	108%	18,654	10,730	74%
Undistributed earnings allocated to Series C preferred stock	(300)	(576)	(111)	-48%	170%	(1,278)	(706)	81%
Distributed and undistributed earnings allocated to common shareholders	$5,961	$6,215	$2,900	-4%	106%	$17,376	$10,024	73%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.18	$0.19	$0.10	-5%	80%	$0.53	$0.37	43%
Diluted earnings per share	$0.18	$0.19	$0.10	-5%	80%	$0.53	$0.36	47%
Weighted average shares outstanding - basic	33,397,704	32,243,935	29,075,782	4%	15%	32,591,784	27,386,471	19%
Weighted average shares outstanding - diluted	33,693,328	32,512,611	29,332,452	4%	15%	32,863,855	27,589,464	19%
Common shares outstanding at period-end	37,915,736	32,294,063	32,076,505	17%	18%	37,915,736	32,076,505	18%
Pro forma common shares outstanding at period-end, assuming Series C preferred stock was converted into common stock	N/A	37,895,063	37,677,505	N/A	N/A	N/A	37,677,505	N/A
Book value per share	$6.89	$7.37	$7.12	-7%	-3%	$6.89	$7.12	-3%
Tangible book value per share	$5.49	$5.72	$5.44	-4%	1%	$5.49	$5.44	1%
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stock	N/A	$5.39	$5.15	N/A	N/A	N/A	$5.15	N/A

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	10.38%	11.58%	6.41%	-10%	62%	10.61%	8.25%	29%
Annualized return on average tangible equity	13.06%	14.68%	7.46%	-11%	75%	13.45%	9.22%	46%
Annualized return on average assets	1.11%	1.25%	0.70%	-11%	59%	1.13%	0.92%	23%
Annualized return on average tangible assets	1.13%	1.28%	0.71%	-12%	59%	1.16%	0.93%	25%
Net interest margin	4.10%	4.27%	4.39%	-4%	-7%	4.19%	4.54%	-8%
Efficiency ratio	56.37%	54.47%	75.49%	3%	-25%	56.55%	68.47%	-17%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,431,303	$2,345,874	$1,956,047	4%	24%	$2,375,958	$1,752,778	36%
Average tangible assets	$2,378,045	$2,292,248	$1,925,912	4%	23%	$2,322,317	$1,732,057	34%
Average earning assets	$2,263,997	$2,172,349	$1,805,801	4%	25%	$2,198,178	$1,622,605	35%
Average loans held-for-sale	$5,992	$2,951	$3,197	103%	87%	$4,568	$1,985	130%
Average total loans	$1,436,014	$1,415,001	$1,229,792	1%	17%	$1,405,069	$1,134,223	24%
Average deposits	$2,121,469	$2,042,524	$1,693,282	4%	25%	$2,065,170	$1,509,210	37%
Average demand deposits - noninterest-bearing	$842,565	$780,116	$652,529	8%	29%	$800,049	$578,117	38%
Average interest-bearing deposits	$1,278,904	$1,262,408	$1,040,753	1%	23%	$1,265,121	$931,093	36%
Average interest-bearing liabilities	$1,278,959	$1,262,415	$1,040,919	1%	23%	$1,265,722	$931,173	36%
Average equity	$259,395	$253,430	$214,105	2%	21%	$253,862	$195,731	30%
Average tangible equity	$206,137	$199,804	$183,970	3%	12%	$200,221	$175,010	14%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	September 30,	June 30,	September 30,	June 30,	September 30,
(in $000’s, unaudited)	2016	2016	2015	2016	2015
ASSETS
Cash and due from banks	$39,838	$30,820	$28,691	29%	39%
Federal funds sold and interest-bearing deposits in other financial institutions	304,554	128,024	364,247	138%	-16%
Securities available-for-sale, at fair value	369,999	390,435	257,410	-5%	44%
Securities held-to-maturity, at amortized cost	202,404	210,170	111,004	-4%	82%
Loans held-for-sale - SBA, including deferred costs	6,741	4,879	7,873	38%	-14%
Loans:
Commercial	606,281	610,385	554,169	-1%	9%
Real estate:
Commercial	612,030	619,539	606,819	-1%	1%
Land and construction	88,371	103,710	84,867	-15%	4%
Home equity	76,536	78,332	74,624	-2%	3%
Residential mortgages	49,255	32,852	—	50%	N/A
Consumer	18,328	20,037	12,595	-9%	46%
Loans	1,450,801	1,464,855	1,333,074	-1%	9%
Deferred loan fees	(625)	(741)	(669)	-16%	-7%
Total loans, net of deferred fees	1,450,176	1,464,114	1,332,405	-1%	9%
Allowance for loan losses	(20,032)	(19,921)	(18,737)	1%	7%
Loans, net	1,430,144	1,444,193	1,313,668	-1%	9%
Company owned life insurance	59,193	58,765	59,549	1%	-1%
Premises and equipment, net	7,552	7,542	7,513	0%	1%
Goodwill	45,664	45,664	44,898	0%	2%
Other intangible assets	7,342	7,734	8,906	-5%	-18%
Accrued interest receivable and other assets	54,531	50,066	58,448	9%	-7%
Total assets	$2,527,962	$2,378,292	$2,262,207	6%	12%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$889,075	$834,590	$758,440	7%	17%
Demand, interest-bearing	536,541	499,512	440,517	7%	22%
Savings and money market	555,156	480,677	490,572	15%	13%
Time deposits-under $250	57,718	60,761	65,626	-5%	-12%
Time deposits-$250 and over	169,485	182,591	174,703	-7%	-3%
Time deposits - brokered	3,000	6,079	24,150	-51%	-88%
CDARS - money market and time deposits	7,659	9,574	8,015	-20%	-4%
Total deposits	2,218,634	2,073,784	1,962,023	7%	13%
Borrowings	—	—	1,000	N/A	-100%
Accrued interest payable and other liabilities	48,009	46,995	51,208	2%	-6%
Total liabilities	2,266,643	2,120,779	2,014,231	7%	13%

Shareholders’ Equity:
Series C preferred stock, net	—	19,519	19,519	-100%	-100%
Common stock	214,601	194,765	193,070	10%	11%
Retained earnings	48,726	45,371	37,366	7%	30%
Accumulated other comprehensive loss	(2,008)	(2,142)	(1,979)	6%	-1%
Total shareholders’ equity	261,319	257,513	247,976	1%	5%
Total liabilities and shareholders’ equity	$2,527,962	$2,378,292	$2,262,207	6%	12%

	End of Period:			Percent Change From:
	September 30,	June 30,	September 30,	June 30,	September 30,
	2016	2016	2015	2016	2015
CREDIT QUALITY DATA
(in $000’s, unaudited)
Nonaccrual loans - held-for-investment	$4,496	$4,360	$5,503	3%	-18%
Foreclosed assets	292	313	393	-7%	-26%
Total nonperforming assets	$4,788	$4,673	$5,896	2%	-19%
Other restructured loans still accruing	$137	$141	$183	-3%	-25%
Net (recoveries) charge-offs during the quarter	$134	$(112)	$(281)	220%	148%
Provision (credit) for loan losses during the quarter	$245	$351	$(301)	-30%	181%
Allowance for loan losses	$20,032	$19,921	$18,737	1%	7%
Classified assets	$18,693	$22,811	$17,976	-18%	4%
Allowance for loan losses to total loans	1.38%	1.36%	1.41%	1%	-2%
Allowance for loan losses to total nonperforming loans	445.55%	456.90%	340.49%	-2%	31%
Nonperforming assets to total assets	0.19%	0.20%	0.26%	-5%	-27%
Nonperforming loans to total loans	0.31%	0.30%	0.41%	3%	-24%
Classified assets to Heritage Commerce Corp Tier 1 capital plus allowance for loan losses	8%	10%	8%	-20%	0%
Classified assets to Heritage Bank of Commerce Tier 1 capital plus allowance for loan losses	8%	10%	8%	-20%	0%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible equity	$208,313	$204,115	$194,172	2%	7%
Tangible common equity	$208,313	$184,596	$174,653	13%	19%
Shareholders’ equity / total assets	10.34%	10.83%	10.96%	-5%	-6%
Tangible equity / tangible assets	8.42%	8.78%	8.79%	-4%	-4%
Tangible common equity / tangible assets	8.42%	7.94%	7.91%	6%	6%
Loan to deposit ratio	65.36%	70.60%	67.91%	-7%	-4%
Noninterest-bearing deposits / total deposits	40.07%	40.24%	38.66%	0%	4%
Total risk-based capital ratio	12.7%	12.3%	12.3%	3%	3%
Tier 1 risk-based capital ratio	11.6%	11.2%	11.2%	4%	4%
Common Equity Tier 1 risk-based capital ratio	11.6%	10.2%	10.2%	14%	14%
Leverage ratio	8.9%	9.0%	10.4%	-1%	-14%

Heritage Bank of Commerce:
Total risk-based capital ratio	12.6%	12.2%	12.1%	3%	4%
Tier 1 risk-based capital ratio	11.4%	11.1%	11.0%	3%	4%
Common Equity Tier 1 risk-based capital ratio	11.4%	11.1%	11.0%	3%	4%
Leverage ratio	8.7%	8.9%	10.2%	-2%	-15%

	For the Quarter Ended			For the Quarter Ended
	September 30, 2016			September 30, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,442,006	$20,312	5.60%	$1,232,989	$17,713	5.70%
Securities - taxable	497,821	2,401	1.92%	244,313	1,670	2.71%
Securities - tax exempt(2)	91,241	875	3.82%	91,127	874	3.80%
Other investments and interest-bearing deposits in other financial institutions	232,929	592	1.01%	237,372	355	0.59%
Total interest earning assets(2)	2,263,997	24,180	4.25%	1,805,801	20,612	4.53%
Cash and due from banks	32,628			34,921
Premises and equipment, net	7,595			7,374
Goodwill and other intangible assets	53,258			30,135
Other assets	73,825			77,816
Total assets	$2,431,303			$1,956,047

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$842,565			$652,529

Demand, interest-bearing	515,296	259	0.20%	326,922	144	0.17%
Savings and money market	516,570	289	0.22%	444,702	240	0.21%
Time deposits - under $100	21,707	16	0.29%	20,681	15	0.29%
Time deposits - $100 and over	212,201	251	0.47%	206,909	173	0.33%
Time deposits - brokered	4,874	10	0.82%	24,861	50	0.80%
CDARS - money market and time deposits	8,256	1	0.05%	16,678	1	0.02%
Total interest-bearing deposits	1,278,904	826	0.26%	1,040,753	623	0.24%
Total deposits	2,121,469	826	0.15%	1,693,282	623	0.15%

Short-term borrowings	55	—	0.00%	166	—	0.00%
Total interest-bearing liabilities	1,278,959	826	0.26%	1,040,919	623	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,121,524	826	0.15%	1,693,448	623	0.15%
Other liabilities	50,384			48,494
Total liabilities	2,171,908			1,741,942
Shareholders’ equity	259,395			214,105
Total liabilities and shareholders’ equity	$2,431,303			$1,956,047

Net interest income(2) / margin		23,354	4.10%		19,989	4.39%
Less tax equivalent adjustment(2)		(306)			(306)
Net interest income		$23,048			$19,683

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2016			September 30, 2015
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,409,637	$59,235	5.61%	$1,136,208	$48,360	5.69%
Securities - taxable	500,497	8,004	2.14%	230,608	4,828	2.80%
Securities - tax exempt(2)	92,194	2,651	3.84%	84,286	2,444	3.88%
Federal funds sold and interest-bearing deposits in other financial institutions	195,850	1,478	1.01%	171,503	1,070	0.83%
Total interest earning assets(2)	2,198,178	71,368	4.34%	1,622,605	56,702	4.67%
Cash and due from banks	32,927			28,647
Premises and equipment, net	7,638			7,388
Goodwill and other intangible assets	53,641			20,721
Other assets	83,574			73,417
Total assets	$2,375,958			$1,752,778

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$800,049			$578,117

Demand, interest-bearing	505,442	731	0.19%	265,095	349	0.18%
Savings and money market	506,998	829	0.22%	403,385	623	0.21%
Time deposits - under $100	22,534	48	0.28%	19,812	45	0.30%
Time deposits - $100 and over	212,300	660	0.42%	202,512	485	0.32%
Time deposits - brokered	9,503	59	0.83%	26,578	157	0.79%
CDARS - money market and time deposits	8,344	5	0.08%	13,711	5	0.05%
Total interest-bearing deposits	1,265,121	2,332	0.25%	931,093	1,664	0.24%
Total deposits	2,065,170	2,332	0.15%	1,509,210	1,664	0.15%

Short-term borrowings	601	12	2.67%	80	—	0.00%
Total interest-bearing liabilities	1,265,722	2,344	0.25%	931,173	1,664	0.24%
Total interest-bearing liabilities and demand, noninterest-bearing / cost of funds	2,065,771	2,344	0.15%	1,509,290	1,664	0.15%
Other liabilities	56,325			47,757
Total liabilities	2,122,096			1,557,047
Shareholders’ equity	253,862			195,731
Total liabilities and shareholders’ equity	$2,375,958			$1,752,778

Net interest income(2) / margin		69,024	4.19%		55,038	4.54%
Less tax equivalent adjustment(2)		(928)			(855)
Net interest income		$68,096			$54,183

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.